Exhibit 99.3

Non-GAAP Financial Measures

Adjusted Net Income is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles) which excludes the effects of certain non-cash mark-to-market derivative financial instruments. Adjusted income from continuing operations further excludes impairment and income associated with acreage swaps. Energen believes that excluding the impact of these items is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other oil and gas producing companies.

	Three Months Ended 6/30/18
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (Loss) All Operations (GAAP)	68.3	0.70
Non-cash mark-to-market losses (net of $2.1 tax)	7.7	0.08
Asset impairment, other (net of tax) *	nm	nm
Income associated with 2018 acreage swaps (net of $0.1 tax)	(0.5)	(0.01)

Adjusted Income from Continuing Operations (Non-GAAP)	75.4	0.77

	Three Months Ended 6/30/17
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (Loss) All Operations (GAAP)	29.5	0.30
Non-cash mark-to-market gains (net of $13.2 tax)	(24.1)	(0.25)
Asset impairment, other (net of tax) *	nm	nm

Adjusted Income from Continuing Operations (Non-GAAP)	5.4	0.06

Note: Amounts may not sum due to rounding

*	This may include impairments, lease expirations, and dry hole expense.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX) is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Adjusted EBITDAX from continuing operations further excludes impairments, certain non-cash mark-to-market derivative financial instruments, and income associated with acreage swaps. Energen believes these measures allow analysts and investors to understand the financial performance of the company from core business operations, without including the effects of capital structure, tax rates and depreciation. Further, this measure is useful in comparing the company and other oil and gas producing companies.

Reconciliation To GAAP Information	Three Months Ended 6/30
($ in millions)	2018	2017
Energen Net Income (Loss) (GAAP)	68.3	29.5
Interest expense	10.8	9.2
Income tax expense (benefit)	19.8	16.1
Depreciation, depletion and amortization	134.0	121.5
Accretion expense	1.6	1.4
Exploration expense	1.2	2.0
Adjustment for asset impairment, other *	(0.1)	nm
Adjustment for mark-to-market (gains)/ losses	9.9	(37.3)
Income associated with 2018 acreage swaps	(0.7)	0.0

Energen Adjusted EBITDAX from Continuing Operations (Non-GAAP)	244.8	142.4

Note: Amounts may not sum due to rounding

*	This may include impairments, lease expirations, and dry hole expense.

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